Exhibit 10.3

TUSIMPLE HOLDINGS INC.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Cheng Lu (“Executive”) and TuSimple Holdings Inc., a Delaware corporation (the “TuSimple”), effective as of the date specified in Section 1 below.

This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with TuSimple and its subsidiaries, as applicable (referred to collectively herein as the “TuSimple Group”).

Certain capitalized terms are defined in Section 9.

TuSimple and Executive agree as follows:

1.	Term. This Agreement shall become effective on the date on which it is signed by Executive (the “Effective Date”).

2.	Certain Involuntary Termination Benefits.

(a)

Involuntary Termination Outside of a Change in Control Period. If Executive is subject to an Involuntary Termination that occurs outside of a Change in Control Period and Executive satisfies the conditions described in Section 2(c) below, then:

(i)

TuSimple or another member of the TuSimple Group, as applicable, shall continue to pay such Executive’s Base Salary for a period of twelve (12) months following such Executive’s Separation, which will be paid in accordance with TuSimple’s or, if applicable, such other member of the TuSimple Group’s standard payroll procedures;

(ii)

To the extent such Involuntary Termination occurs prior to the third anniversary of the Effective Date and the benefit under Section 3 has not been previously provided in accordance with its terms, TuSimple or another member of the TuSimple Group, as applicable, shall pay the Executive a lump-sum cash amount equal to $15,000,000 within thirty (30) days of such Involuntary Termination;

(iii)

If Executive timely elects continued coverage under COBRA, TuSimple or another member of the TuSimple Group, as applicable, shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (a) the last day of the period ending on the date that is eighteen (18) months following such Executive’s Separation, (b) the expiration of Executive’s continuation coverage under COBRA or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if TuSimple or, if applicable, such other member of the TuSimple Group, determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing TuSimple or any other member of the TuSimple Group to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), TuSimple or another member of the TuSimple Group, as applicable, instead will pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s Separation for Executive and Executive’s eligible dependents pursuant to the health insurance plans of the TuSimple Group in which Executive or Executive’s eligible dependents participated as of the day of Executive’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage; and

(iv)

(A) the total number of vested shares subject to each of Executive’s then-outstanding equity awards subject to time-based vesting shall be determined by adding eighteen (18) months to Executive’s actual period of employment as of the Separation Date; (B) the Stock Price Hurdles (each as defined in that certain letter agreement by and between Executive and TuSimple, dated as of December 14, 2022 (the “Letter Agreement”)) with respect to Executive’s PSUs (as defined in the Letter Agreement) shall be deemed to have been achieved as of immediately prior to the Separation Date, and the total number of vested shares subject to the PSUs, as of the Separation Date, shall be determined by adding eighteen (18) months to Executive’s actual period of employment through the Separation Date; and (C) with respect to any other equity awards held by Executive with performance-based vesting, all performance goals and other vesting criteria will be deemed satisfied in accordance with the terms set forth in the award agreement evidencing the applicable equity award.

(b)

Involuntary Termination Within a Change in Control Period. If Executive is subject to an Involuntary Termination that occurs within a Change in Control Period and Executive satisfies the conditions described in Section 2(c) below, then:

(i)

TuSimple or another member of the TuSimple Group, as applicable, shall pay the Executive a lump-sum cash amount equal to two times (2x) the sum of (a) Executive’s Base Salary and (b) Executive’s annual target bonus established by TuSimple for the fiscal year in which Executive’s Separation occurs;

(ii)

If Executive timely elects continued coverage under COBRA, TuSimple or, if applicable, such other member of the TuSimple Group shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (A) the last day of the period ending on the date that is eighteen (18) months following such Executive’s Separation, (B) the expiration of Executive’s continuation coverage under COBRA or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if TuSimple or, if applicable, such other member of the TuSimple Group’s determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing TuSimple or any other member of the TuSimple Group to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), TuSimple or, if applicable, such other member of the TuSimple Group instead will pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s Separation for Executive and Executive’s eligible dependents pursuant to the health insurance plans of the TuSimple Group in which Executive or Executive’s eligible dependents participated as of the day of Executive’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage;

(iii)

without limiting Section 3(b), (A) one hundred percent (100%) of the shares subject to each of Executive’s then-outstanding equity awards subject to time-based vesting shall become fully vested as of the date of Executive’s Separation (or, if later, the date of the Change in Control); (B) the Stock Price Hurdles with respect to Executive’s PSUs shall be deemed to have been achieved as of the Separation Date and one hundred percent (100%) of the shares subject to the PSUs shall become fully vested as of the date of Executive’s Separation (or, if later, the date of the Change in Control); and (C) in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed satisfied in accordance with the terms set forth in the award agreement evidencing the applicable equity award. For the avoidance of doubt, if Executive’s Involuntary Termination occurs prior to a Change in Control, then any unvested portion of Executive’s then-outstanding equity awards will remain outstanding for six (6) months or through the occurrence of a Change in Control (whichever is earlier) so that any additional benefits due on an Involuntary Termination Within a Change in Control Period can be provided if a Change in Control occurs within six (6) months following such Involuntary Termination (provided that in no event will Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In such case, if no Change in Control occurs within six (6) months following an Involuntary Termination, any unvested portion of Executive’s equity awards automatically will be forfeited permanently on the six (6)-month anniversary of the Involuntary Termination without having vested.

(c)

Preconditions to Severance and Vesting Acceleration Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2(a) or 2(b), Executive shall execute and allow to become effective a general release of claims in the form prescribed by TuSimple and, if requested by TuSimple’s Board of Directors, must immediately resign as a member of TuSimple’s Board of Directors and as a member of the board of directors of any subsidiaries of TuSimple. Executive must execute and return the release on or before the date specified by TuSimple in the release, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2. All such benefits will be provided, paid or commence within 60 days after Executive’s Involuntary Termination (and, where applicable, will include at such time any amounts accrued from the date of Executive’s Separation). If such 60-day period spans two taxable calendar years, then such benefit will in any event be provided, paid or commence in the second taxable calendar year.

3.

Change in Control. Subject to Executive’s continued employment with TuSimple or another member of the TuSimple Group through the first Change in Control to occur after the Effective Date, Executive shall receive the following upon such Change in Control:

(a)

TuSimple or another member of the TuSimple Group, as applicable, shall pay the Executive a lump-sum cash amount equal to the greater of (i) $15,000,000 or (ii) 0.60% of the total equity value of TuSimple calculated based upon the aggregate consideration received in connection with such Change in Control, within thirty (30) days of such Change in Control (provided, that, for the avoidance of doubt, in the event of a Change in Control described in Section 9(c)(iv) below, Executive shall be entitled to a lump sum cash amount equal to $15,000,000);

(b)

(i) one hundred percent (100%) of the shares subject to each of Executive’s then-outstanding equity awards subject to time-based vesting shall become fully vested; (ii) the Stock Price Hurdles with respect to Executive’s PSUs shall be deemed to have been achieved as of immediately prior to such Change in Control and one hundred percent (100%) of the shares subject to the PSUs shall become fully vested; and (c) in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed satisfied in accordance with the terms set forth in the award agreement evidencing the applicable equity award.

4.

Section 409A. TuSimple intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. To the extent that any reimbursement of expenses or in-kind benefits provided to Executive under this Agreement constitute “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of any expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code), and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. In addition, if TuSimple determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following the earlier of (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s Separation shall be made by TuSimple in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

5.	Section 280G.

(a)

Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and would be subject to the excise tax imposed by Code Section 4999 or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes, including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains a portion of the Gross-Up Payment in an amount equal to the Excise Tax imposed upon the Payments.

(b)

Subject to the provisions of Section 5(e), all determinations required to be made under this Section 5 (including whether any of the Payments are parachute payments, whether an Excise Tax is payable by Executive and the amount of such Excise Tax, and whether a Gross-Up Payment is required to be paid by TuSimple to Executive and the amount of such Gross-Up Payment, if any) will be made by a nationally recognized independent accounting firm or tax consultant agreed to between TuSimple and Executive (such agreement not unreasonably withheld, conditioned or delayed) (the “Tax Advisor”). For purposes of making the calculations required by this section, the Tax Advisor (i) shall assume that Executive pays federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes, and (ii) may make other reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. TuSimple will bear the costs that the Tax Advisor incurs in connection with the calculations contemplated by this Section 5. TuSimple and Executive shall each provide the Tax Advisor access to and copies of any books, records and documents in the possession of TuSimple or Executive, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determination and calculations contemplated by Section 5 hereof.

(c)

If the Tax Advisor determines that any Excise Tax is payable by Executive pursuant to Section 5(b), TuSimple shall pay the Gross-Up Payment (as calculated under Section 5(b)) to Executive within five (5) business days after such determination (and in any event by the end of Executive’s taxable year next following the Executive’s taxable year in which he remits any payment of the Excise Tax). If the Tax Advisor determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return.

(d)

Except as contemplated by this Section 5(e), any final determination by the Tax Advisor as to the amount of the Gross-Up Payment shall be binding upon TuSimple and Executive absent manifest error. The federal, state and local income or other tax returns filed by TuSimple and its subsidiaries and Executive shall be prepared and filed on a consistent basis with the determinations of the Tax Advisor with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Payment, and at the reasonable request of TuSimple, provide to TuSimple true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, provided that TuSimple will be required to keep such tax returns confidential.

(e)

In the event that (i) the Internal Revenue Service, or any state or local taxing authority, audits, investigates or otherwise reviews the Payments or Gross-Up Payment (any such action, an “Audit”) and determines, or (ii) the Tax Advisor otherwise determines in good faith subsequent to its initial determination in Section 5(b), that an increase in the amount of the Excise Taxes paid by Executive is appropriate (as compared to the amount determined for purposes of Section 5(b)), then TuSimple shall promptly pay Executive an additional amount necessary so that the net amount which is payable to the Executive after taking into account the provisions of Code Section 4999 (or any successor provision) shall reflect the intent of the parties as expressed in Section 5(a), taking into account the determination described clause (i) or (ii), as applicable. If TuSimple owes the Executive an additional payment under this Section 5(e), such payment shall be made to Executive promptly following the date Executive remits the taxes, or if earlier, the date the Internal Revenue Service assesses such additional taxes, but no later than Executive’s taxable year next following Executive’s taxable year in which Executive remits the additional taxes.

(f)

TuSimple shall bear and pay directly (and indemnify Executive for) all costs and expenses (including reasonable fees of Executive’s tax attorney and advisor (as selected by Executive)) incurred in connection with any such Audit or redetermination by the Tax Advisor. Without limiting the foregoing provisions of this Section 5(f), if the parties agree to that Executive will pay any tax claimed and sue or otherwise seek for a refund, TuSimple shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance. If, after the receipt by Executive of any amount advanced by TuSimple pursuant to Section 5(f) hereof, Executive receives any refund with respect to such claim, Executive shall (subject to TuSimple’s complying with the requirements of Section 5(f) hereof) promptly pay to TuSimple the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of any amount advanced by TuSimple pursuant to Section 5(f) hereof, a determination by the Internal Revenue Service or by any state or local taxing authority is made that Executive shall not be entitled to any refund with respect to such claim and TuSimple does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

6.

Company’s Successors. Any successor to TuSimple or to all or substantially all of TuSimple’s business and/or assets shall assume TuSimple’s obligations under this Agreement and agree expressly to perform TuSimple’s obligations under this Agreement in the same manner and to the same extent as TuSimple would be required to perform such obligations in the absence of a succession.

7.	Miscellaneous Provisions.

(a)

Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of TuSimple (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)

Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(c)

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d)	Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.

(e)

Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with nationally recognized overnight courier, with shipping charges prepaid. Notice shall be addressed to TuSimple at its principal executive office (attention: General Counsel) and to Executive at the address that he or she most recently provided to TuSimple in accordance with this Subsection (e).

(f)

Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8.

At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of TuSimple, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with TuSimple.

9.	Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a)

“Base Salary” means Executive’s annual base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction.

(b)

“Cause” means Executive’s (i) unauthorized use or disclosure of the confidential information or trade secrets of TuSimple or any other member of the TuSimple Group, which use or disclosure causes material harm to TuSimple or any other member of the TuSimple Group, (ii) material breach of any material written agreement with TuSimple or any other member of the TuSimple Group, (iii) material failure to comply with the written policies or rules of TuSimple or any other member of the TuSimple Group, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) gross negligence or willful misconduct in the conduct of Executive’s duties on behalf of TuSimple or any member of the TuSimple Group that causes material harm to TuSimple or any other member of the TuSimple Group, (vi) continuing grossly negligent or willful failure to perform assigned duties after receiving written notification of the failure from TuSimple, its Board of Directors or the board of directors of any other member of the TuSimple Group or (vii) failure to cooperate in good faith with a governmental or internal investigation of TuSimple, any other member of the TuSimple Group, or any of its or their respective directors, officers or employees, if TuSimple or any other member of the TuSimple Group has requested such cooperation.

(c)	“Change in Control” means:

(i)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of TuSimple representing more than thirty percent (30%) of the total voting power represented by TuSimple’s then-outstanding voting securities; provided, that a Change in Control shall not be deemed to have occurred (A) due to any change in beneficial ownership of any voting power held by any “person” (or any of its affiliates) who as of the Effective Date beneficially owns thirty percent (30%) or more of the combined voting power of TuSimple’s then-outstanding voting securities (or, if immediately after the expiration of the Proxy (as defined below) Xiaodi Hou and his affiliates beneficially own thirty percent (30%) or more of the combined voting power of TuSimple’s then-outstanding voting securities, Xiaodi Hou or any of his affiliates) where, immediately following such change, such person continues to beneficially own, directly or indirectly, securities of TuSimple representing more than thirty percent (30%) of the combined voting power of TuSimple’s then-outstanding voting securities and no other person or “group” (within the meaning of Section 13(d) of the Exchange Act) that does not include such “person(s)”, beneficially owns, directly or indirectly, securities of TuSimple representing a greater percentage of the combined voting power of TuSimple’s then-outstanding voting securities than thirty percent (30%), or (B) due solely to the expiration of that certain Irrevocable Proxy and Power of Attorney, executed as of November 9, 2022, by and between White Marble LLC. White Marble International Limited and Mo Chen (the “Proxy”);

(ii)	The consummation of the sale or disposition by TuSimple of all or substantially all of TuSimple’s assets;

(iii)

The consummation of a merger or consolidation of TuSimple with or into any other entity, other than a merger or consolidation which would result in the voting securities of TuSimple outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of TuSimple or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)

Individuals who are members of TuSimple’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of TuSimple’s Board of Directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new member of TuSimple’s Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of TuSimple’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held TuSimple’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any payment or benefit hereunder which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in this Agreement or applicable award agreement such transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d)

“Change in Control Period” means the period commencing on the date that is six (6) months prior to the date on which the first Change in Control occurs after the Effective Date and ending on the date that is twelve (12) months after the date of such Change in Control.

(e)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)	“Involuntary Termination” means either Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason.

(g)

“Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment with TuSimple and all other members of the TuSimple Group, as applicable, within twelve (12) months after one of the following conditions has come into existence without Executive’s consent: (i) a reduction in Executive’s annual Base Salary by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (ii) a relocation of Executive’s principal workplace by more than twenty-five (25) miles from its location immediately prior to such relocation or (iii) a material reduction of responsibilities, authority or duties. A Resignation for Good Reason will not be deemed to have occurred unless the employee gives TuSimple written notice of the condition within 90 days after the condition comes into existence and TuSimple or any other member of the TuSimple Group fails to remedy the condition within thirty (30) days after receiving such written notice.

(h)	“Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

(i)	“Separation Date” means the date of Executive’s Separation.

(j)

“Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by TuSimple and all other members of the TuSimple Group, as applicable, without Cause, provided the individual is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of TuSimple by its duly authorized officer, as of the day and year indicated below.

TUSIMPLE HOLDINGS INC.

By:	/s/ Mo Chen
Name:	Mo Chen
Title:	Executive Chairman
Date:	December 14, 2022

EXECUTIVE

By:	/s/ Cheng Lu
Name:	Cheng Lu
Date:	December 14, 2022